                                                                   EXHIBIT 10.13

                              AGREEMENT AND PLAN

                                      OF

                           REORGANIZATION AND MERGER



                                     dated



                                 June 27, 1996



                                  By and Among



                               Poppe Tyson, Inc.,
                            a Delaware corporation,


                        Animated Systems & Design, Inc.,
                            a Delaware corporation,


                        Animated Systems & Design, Inc.,
                           a California corporation,


                                      and

                               Rea B. Callender,
                                 an individual

                               TABLE OF CONTENTS
                               -----------------


                                                                     Page

ARTICLE I           DEFINITIONS.................................      1
     1.1        Definitions.....................................      1

ARTICLE II          THE MERGER AND RELATED MATTERS..............      8
     2.1        The Merger......................................      8
     2.2        Exchange of Certificates........................     10
     2.3        Dissenting Shares...............................     11
     2.4        Closing.........................................     11
     2.5        Legend..........................................     12

ARTICLE III         REPRESENTATIONS AND WARRANTIES OF ASD
                    AND THE PRINCIPAL SHAREHOLDER...............     12
     3.1        Corporate Existence and Power...................     12
     3.2        Corporate Authorization.........................     12
     3.3        Governmental Authorization......................     13
     3.4        Non-Contravention...............................     13
     3.5        ASD Capitalization..............................     13
     3.6        Subsidiaries....................................     13
     3.7        Consents........................................     14
     3.8        Financial Statements............................     14
     3.9        Absence of Certain Changes......................     15
     3.10       Title to Assets.................................     16
     3.11       Real Estate.....................................     16
     3.12       Litigation......................................     16
     3.13       Contracts.......................................     16
     3.14       Licenses and Permits............................     17
     3.15       Compliance with Laws............................     17
     3.16       Intangible Property.............................     17
     3.17       Finders' Fees...................................     19
     3.18       Clients; Billings...............................     19
     3.19       Employees.......................................     19
     3.20       Prepaids........................................     19
     3.21       Taxes...........................................     20
     3.22       Environmental and Industrial Hygiene Compliance.     21
     3.23       Labor and Employment Matters....................     23
     3.24       Pension and Benefit Plans.......................     24
     3.25       Insurance.......................................     28
     3.26       Books and Records...............................     28
     3.27       Hart-Scott-Rodino Act...........................     29
     3.28       Investment Intent...............................     29
     3.29       Qualification as Investors......................     30
     3.30       Other Information...............................     30

ARTICLE IV         REPRESENTATIONS AND WARRANTIES OF
                   PARENT AND SUBSIDIARY........................     31
     4.1       Organization and Existence.......................     31
     4.2       Corporate Authorization..........................     31
     4.3       Governmental Authorization.......................     31
     4.4       Non-Contravention................................     31
     4.5       Parent Capitalization............................     32
     4.6       Finders' Fees....................................     32
     4.7       Litigation.......................................     32
     4.8       Financial Statements.............................     32
     4.9       Absence of Certain Changes.......................     33
     4.10      Title to Assets..................................     34
     4.11      Compliance with Laws.............................     34
     4.12      Taxes............................................     34

ARTICLE V          COVENANTS OF ASD AND PRINCIPAL
                   SHAREHOLDER..................................     35
     5.1        Conduct of the Business.........................     35
     5.2        Insurance.......................................     36
     5.3        No Defaults.....................................     36
     5.4        Reporting and Compliance With Law...............     37
     5.5        Arrangements with Employees.....................     37
     5.6        Access to Information...........................     37
     5.7        Notices of Certain Events.......................     37
     5.8        Transfer Taxes..................................     38
     5.9        Other Offers....................................     38

ARTICLE VI         COVENANTS OF PARENT..........................     38
     6.1        Access..........................................     39

ARTICLE VII        COVENANTS OF ALL PARTIES HERETO..............     39
     7.1        Best Efforts; Further Assurances................     39
     7.2        Public Announcements............................     39
     7.3        Best Efforts to Obtain Consents.................     39

ARTICLE VIII       CONDITIONS TO CLOSING........................     40
     8.1        Conditions to the Obligations of Parent,
                Subsidiary, ASD and Principal Shareholder.......     40
     8.2        Conditions to the Obligations of Parent and
                Subsidiary......................................     40
     8.3        Conditions to Obligation of ASD and Principal
                Shareholder.....................................     43

ARTICLE IX         SURVIVAL; INDEMNIFICATION;
                   TERMINATION; RELEASE.........................     43
     9.1        Survival........................................     43
     9.2        Indemnification.................................     44
     9.3        Procedures......................................     45
     9.4        Release.........................................     46
     9.5        Grounds for Termination.........................     47
     9.6        Effect of Termination...........................     47


ARTICLE X          ARBITRATION..................................     47

ARTICLE XI         MISCELLANEOUS................................     48
     11.1      Notices..........................................     48
     11.2      Amendments; No Waivers...........................     49
     11.3      Expenses.........................................     49
     11.4      Successors and Assigns...........................     49
     11.5      Governing Law....................................     49
     11.6      Counterparts; Effectiveness......................     50
     11.7      Entire Agreement.................................     50
     11.8      Severability.....................................     50
     11.9      Captions.........................................     50
     11.10     Attorneys' Fees..................................     50
     11.11     Ambiguities......................................     50
     11.12     No Third Party Rights............................     50

EXHIBITS
- --------

Exhibit A             Agreement of Merger
Exhibit B             Certificate of Merger
Exhibit C             Stock Option Agreement
Exhibit D-1           Employment Agreement (Callender)
Exhibit D-2           Employment Agreement (Malone)
Exhibit E             Non-Competition Agreement
Exhibit F             ASD Shareholder's Certificate
Exhibit G             Pledge Agreement
Exhibit H             Registration Rights Agreement


ASD SCHEDULES
- -------------

Schedule 3.5          Capitalization
Schedule 3.6          Subsidiaries
Schedule 3.7          ASD Consents
Schedule 3.8          Undisclosed Liabilities
Schedule 3.9          Absence of Certain Changes
Schedule 3.10         Title to Assets
Schedule 3.11         Real Property
Schedule 3.13         Contracts
Schedule 3.14         Licenses and Permits
Schedule 3.16         Intangible Property
Schedule 3.18         Clients
Schedule 3.19         Employees
Schedule 3.20         Prepaids
Schedule 3.21         Taxes
Schedule 3.22         Environmental Compliance
Schedule 3.23         Labor Matters
Schedule 3.24         Pension and Benefit Plans
Schedule 3.25         Insurance
Schedule 3.26         Officers and Directors


PARENT SCHEDULES
- ----------------

Schedule 2.1          Distribution of Cash, Parent Stock and Parent Options
Schedule 4.5          Capitalization
Schedule 4.8          Undisclosed Liabilities
Schedule 4.9          Absence of Certain Changes

                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


        AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (this "Agreement"), dated June 27, 1996, by and among Poppe Tyson, Inc., a Delaware corporation ("Parent"), Animated Systems & Design, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Subsidiary"), Animated Systems & Design, Inc., a California corporation ("ASD") and Rea B. Callender, an individual and the principal shareholder of ASD ("Principal Shareholder").


                             W I T N E S S E T H :


        WHEREAS, Parent, Subsidiary and ASD desire to effect the acquisition of ASD by Parent by means of a merger of ASD with and into Subsidiary (the "Merger") in accordance with the terms of this Agreement and the Agreement of Merger (as defined herein); and

        WHEREAS, Parent, Subsidiary, ASD and Principal Shareholder desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

        1.1 Definitions. The following terms, as used herein, have the following
            -----------
meanings:

          "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.

          "Agreement" has the meaning set forth in the recitals hereto.

          "Agreement of Merger" means the Agreement of Merger to be entered into by and between Subsidiary and ASD substantially in the form of Exhibit "A" hereto, subject to any changes that may be necessary to conform to any requirements of any governmental entity having authority over the Merger.

          "ASD" has the meaning set forth in the introductory paragraph of this Agreement.

          "ASD 1996 Balance Sheet" has the meaning set forth in Section 3.8(a).

          "ASD Certificates" has the meaning set forth in Section 2.2(a).

          "ASD Consent" has the meaning set forth in Section 3.7.

          "ASD Disclosure Schedules" means all of the schedules delivered by ASD pursuant to this Agreement.

          "ASD Documents" means this Agreement, the Agreement of Merger and any other documents, instruments or certificates executed and delivered by ASD in connection with this Agreement.

          "ASD Financial Statements" has the meaning set forth in Section
3.8(a).

          "ASD Intangible Property" means all intangible properties owned by ASD or in which ASD has any interest (including the right to use) or owned by any ASD shareholder and used in ASD's business (other than intangible property owned by third parties and available generally for commercial license from others), including without limitation, (i) ASD's name and all Marks; (ii) all statutory, common law and registered copyrights and mask work rights, and all applications for the registration thereof; (iii) all Patents; (iv) all Software; (v) all other inventions, discoveries, improvements, processes, formulas (secret or otherwise), algorithms, Trade Secrets, information, know-how and ideas (including those in the possession of third parties, but that are the property of ASD); and (vi) all Technical Documentation.

          "ASD Options" has the meaning set forth in Section 2.1(e)(1).

          "ASD Stock" has the meaning set forth in Section 2.1(d)(2).

          "Books and Records" shall mean all books and records, stock transfer books, minute books, copies of outstanding stock certificates, ledgers, employee records, customer lists, files, correspondence, and other written records of every kind owned by ASD or in which ASD has any interest.

          "Bozell" means Bozell, Jacobs, Kenyon & Eckhardt, Inc., a Delaware corporation.

          "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as the same may be amended from time to time.

          "Certificate of Merger" means the Certificate of Merger to be filed with the Secretary of State of the State of Delaware substantially in the form of Exhibit B hereto, subject to any changes that may be necessary to conform to any requirements of any governmental entity having authority over the Merger.

          "Closing" has the meaning set forth in Section 2.4(a).

          "Closing Date" means the date of the Closing.

          "Code" shall mean the Internal Revenue Code of 1986, as the same may hereafter be amended from time to time. Any reference to a specific section of the Code shall refer to the cited provision as the same may be subsequently amended from time to time, as well as to any successor provision(s).

          "Confidentiality Agreement" means that certain letter agreement, dated May 16, 1996, among Bozell, Parent and ASD.

          "Contracts" means all contracts, agreements, warranties, guaranties, indentures, bonds, options, leases, subleases, easements, mortgages, plans, collective bargaining agreements, licenses, commitments or binding arrangements of any nature whatsoever, express or implied, written or unwritten, and all amendments thereto, entered into or binding upon ASD or to which the property of ASD may be subject.

          "DGCL" means the Delaware General Corporation Law.

          "Effective Time" has the meaning set forth in Section 2.1.

          "Environmental Laws and Orders" shall mean collectively, all laws and orders relating to industrial hygiene, occupational safety conditions or environmental conditions on, under or about property, including, without limitation, RCRA, CERCLA and all other laws and orders relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or indus-trial, hazardous or toxic materials or wastes into the environment (including abient air, surface water, ground water, land surface or sub-surface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial hazardous or toxic materials or wastes.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may hereafter be amended from time to time. Any reference to a specific section of ERISA shall refer to the cited provision as the same may be subsequently amended from time to time, as well as to any successor provision(s).

          "ERISA Affiliate" shall mean any entity that is a member of a group of which ASD is a member and which is under common control with ASD, within the meaning of the regulations promulgated under Section 414 of the Code.

          "ERISA Plans" shall mean, collectively, all Pension Plans and all Welfare Plans required to be disclosed in Schedule 3.24.

          "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as the same may hereafter be amended from time to time.

          "Indemnified Party" has the meaning set forth in Section 9.3.

          "Indemnifying Party" has the meaning set forth in Section 9.3.

          "IRS" means the Internal Revenue Service.

          "Knowledge of ASD" means the actual knowledge of each of ASD's directors, executive officers (including Principal Shareholder) and key employees, the knowledge that each such person would have acquired upon reasonable inquiry and the knowledge that is imputed to each such person and/or to ASD by operation of law.

          "Knowledge of Parent and Subsidiary" means the actual knowledge of each of Parent's and Subsidiary's directors, executive officers and key employees, the knowledge that each such person would have acquired upon reasonable inquiry and the knowledge that is imputed to each such person and/or to Parent and Subsidiary by operation of law.

          "Labor Agreements" shall mean, collectively, (i) all employment agreements, collective bargaining agreements or other labor agreements to which ASD is a party or by which it or its properties is bound; (ii) all pension, profit sharing, deferred compensation, bonus, stock option, stock purchase, savings, retainer, consulting, retirement, welfare or incentive plans or contracts (including ERISA Plans) to which ASD is a party or by which it or its properties is bound; and (iii) all plans or agreements under which "fringe benefits" (including, but not limited to, hospitalization plans or programs, medical insurance, vacation plans or programs, sick plans or programs and related benefits) are afforded to any employees of ASD.

          "Letter of Intent" means that certain letter agreement, dated May 16, 1996, among Bozell, Parent, ASD and Principal Shareholder.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, including, without limitation, any agreement to give any of the foregoing and any conditional sale.

          "Loss" has the meaning set forth in Section 9.2(a).

          "Marks" means all registered and unregistered trademarks, service marks, trade names, and slogans, all applications therefor, and all associated goodwill.

          "Material Adverse Change" means a material adverse change in the business, assets, condition (financial or otherwise), results of operations or prospects of ASD's business, including, without limitation, loss or threatened loss of any of ASD's material clients or a material reduction in projected revenues from any client individually or all clients taken as a whole, which involves a minimum loss or exposure of Ten Thousand Dollars ($10,000).

          "Material Adverse Effect" means a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of ASD's business, which involves a minimum loss or exposure of Ten Thousand Dollars ($10,000).

          "Merger" has the meaning set forth in the recitals to this Agreement.

          "Parent" has the meaning set forth in the introductory paragraph to this Agreement.

          "Parent 1996 Balance Sheet" has the meaning set forth in Section
4.8(a).

          "Parent Options" has the meaning set forth in Section 2.1(e)(1).

          "Parent Financial Statements" has the meaning set forth in Section 4.8(a).

          "Parent Stock" has the meaning set forth in Section 2.1(d)(2).

          "Parent and Subsidiary Consents" means the consents, waivers and amendments to be obtained by Parent, Subsidiary and their respective Affiliates from other Persons with respect to the execution, delivery and performance by Parent and Subsidiary of this Agreement and all related matters among Parent, Subsidiary and ASD.

          "Parent and Subsidiary Documents" means this Agreement, the Agreement of Merger and any other documents, instruments and certificates which are delivered by Parent and Subsidiary pursuant to this Agreement.

          "Patents" shall mean all registered patents, including, without limitation, all reissues, divisions, continuations, continuations in part, utility models and design patents, all patent applications, and all associated inventions, industrial models, processes, designs, technical information, shop rights, know-how, Trade Secrets, processes, operating, maintenance and other manuals, drawings and specifications, process flow diagrams and related data.

          "Pension Plan" shall mean any employee pension benefit plan within the meaning of Section 3(2) of ERISA.

          "Permits" has the meaning set forth in Section 3.14.

          "Person" means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government, domestic or foreign, or political subdivision or an agency or instrumentality thereof.

          "Principal Shareholder" has the meaning set forth in the introductory paragraph of this Agreement.

          "RCRA" shall mean the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901, et seq., as the same may be amended from time to time.

          "Software" shall mean all partial or whole "software" and "firmware" and documentation thereof (including, without limitation, all electronic data processing systems and program specifications, source codes, object codes, routines, microcodes, input data and report layouts and formats, record file layouts, outlines, documentation, diagrams, specifications and narrative descriptions and flow charts).

          "Subsidiary" has the meaning set forth in the introductory paragraph to this Agreement.

          "Subsidiary Stock" has the meaning set forth in Section 2.1(d)(1).

          "Tax" or "Taxes" mean any federal, state, local or foreign income, alternative minimum, gross receipts, transfers, sales, use, ad valorem, franchise, license, withholding, excise, FICA, unemployment compensation, disability, import, property, or other tax, fee or like assessment or charge, together with any interest or any penalty or addition, imposed by any governmental authority.

          "Technical Documentation" shall mean all technical information and documentation, including, without limitation, all partial or whole designs, drawings, schematics, board layouts, bills of material, chip tooling, pattern generation tapes, test tapes, logic diagrams, circuit diagrams, partial or whole mask, board, chip or cell designs, outlines, or other specifications, descriptions used in ASD's business, or documentation, writings, drawings, papers, records, books, tapes, disks, or other tangible media embodying any of the ASD Intangible Property.

          "Trade Secrets" shall have its meaning as defined under the laws of the State of California and includes without limitation any information, including a formula, pattern, compilation, program, device, method, technique, or process, that: derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing broad definition in any way, Trade Secrets include inventions, technical and business information, such as information set out in or relating to computer programs, engineering or technical data, drawings, designs, manufacturing techniques, research and development plans and practices, cost data, pricing practices and policies, marketing practices and policies, licensing practices and policies, and the identity and location of past, present, or prospective suppliers, licensors, licensees, or customers.

          "Welfare Plan" shall mean any employee welfare benefit plan within the meaning of Section 3(1) of ERISA.


                                   ARTICLE II

                         THE MERGER AND RELATED MATTERS

        2.1  The Merger.
             ----------

          The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL (the "Effective Time"). Subsequent to such filing in the State of Delaware, the Agreement of Merger shall be filed with the Secretary of State of the State of California. It is the intention of the parties that the Merger will be deemed a tax-free reorganization to the extent permitted under the Internal Revenue Code. However, no party is making any representation or warranty to any other party regarding the tax treatment of the Merger. At the Effective Time, the following transactions will be deemed to have occurred simultaneously:

          (a)    The Surviving Entity.  ASD shall be merged with and into
                 --------------------
Subsidiary, with Subsidiary being the surviving entity, and the separate corporate existence of ASD shall cease. Subsidiary shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of both Subsidiary and ASD, as provided under the DGCL.

          (b)    Articles of Incorporation and Bylaws.  The Articles of
                 ------------------------------------
Incorporation and Bylaws of Subsidiary following the Effective Time shall be the Articles of Incorporation and Bylaws of Subsidiary as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable law.

          (c)    Directors and Officers.  Until successors are duly elected or
                 ----------------------
appointed and qualified in accordance with applicable law, the directors and officers of Subsidiary immediately prior to the Effective Time shall remain directors and officers of Subsidiary.

          (d)    Conversion of Shares.  Automatically and without any action on
                 --------------------
the part of any holder thereof:

                (1) Each share of Subsidiary common stock, $.01 par value per share ("Subsidiary Stock"), issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Subsidiary Stock and shall not be converted or otherwise affected by the Merger.

                (2) Subject to Section 2.3, all of the shares of ASD common stock, no par value per share ("ASD Stock"), issued and outstanding immediately prior to the Effective Time, shall, on and after the Effective Time, be automatically cancelled and cease to be issued and outstanding shares of ASD Stock and shall be converted into the right to receive (i) cash in the aggregate amount of One Million Five Hundred Thousand Dollars ($1,500,000) and (ii) an aggregate of 903,189 shares of Parent common stock, $.001 par value per share ("Parent Stock"), such cash and Parent Stock to be distributed to the holders of the ASD Stock in accordance with Schedule 2.1.

          (e)    Stock Options.
                 -------------

                (1) Subject to Section 2.1(e)(2), all of the options to acquire shares of ASD Stock (the "ASD Options") issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, be assumed, amended and restated by and be deemed to be options granted by Parent pursuant to the 1996 Stock Option Plan of Poppe Tyson, Inc. (the "Parent Options"), to purchase an aggregate of 19,682 shares of Parent Stock. Such Parent Options shall be distributed to the holders of the ASD Options in accordance with Schedule 2.1; provided, however, that no option shall be deemed granted by the Parent to acquire a fractional share of Parent Stock.

                (2) Assumption and conversion of the ASD Options shall be contingent upon the Closing and upon the execution within a reasonable period of time after the Closing by the particular optionee, Parent and ASD of a new option agreement in substantially the form of Exhibit C hereto providing for the assumption and conversion of the ASD Options and the exercise price of the Parent Options granted to the particular optionee.

                (3) Each option to acquire Parent Stock issued and outstanding immediately prior to the Effective Time shall not be affected by the Merger.

        2.2  Exchange of Certificates.
             ------------------------

            (a) Upon surrender to Parent of certificates representing the ASD Shares (collectively, the "ASD Certificates"), the holder of such ASD Certificate shall be entitled to receive in exchange therefor cash and one certificate representing, respectively, the amount of cash and the number of shares of Parent Stock to which such holder shall have become entitled pursuant to the provisions of Section 2.1(d). Upon receipt of evidence reasonably satisfactory to ASD of the loss, theft, destruction or mutilation of any ASD Certificate, and (if lost, stolen or destroyed) of indemnity reasonably satisfactory to Parent, and (if mutilated) upon surrender and cancellation of the ASD Certificate, such holder shall be entitled to receive in exchange therefor one certificate representing the number of shares of Parent Stock to which such holder shall have become entitled pursuant to the provisions of
Section 2.1(d).

            (b) Each ASD Certificate converted into Parent Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired and cease to exist. In the event of a transfer of ownership of ASD Certificates which have not been registered in the transfer records of ASD, Parent Stock may be delivered to a transferee if the ASD Certificate is presented to Parent and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2(b), each holder of shares of ASD Stock shall thereafter cease to possess any rights with respect to such shares, except the right to receive upon such surrender such amount of cash and such number of shares of Parent Stock as provided by Section 2.1(d) and the provisions of the DGCL.

            (c) No dividends on the Parent Stock shall be paid to the holder of any unsurrendered ASD Certificate until such ASD Certificate is surrendered; provided, however, that upon surrender of an ASD Certificate, there shall be
- --------  -------
paid to such holder the amount of dividends, if any, which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of shares of Parent Stock issued upon such surrender. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any ASD Certificate, there shall be delivered to the person or entity entitled thereto, without interest, the amount of dividends so withheld as of any date subsequent to the Effective Date and prior to such date of delivery.

            (d) All cash and Parent Stock delivered in exchange for the ASD Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such ASD Stock. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of ASD of the ASD Certificates that were outstanding immediately prior to the Effective Time. If, after the Effective Time, ASD Certificates are presented for any reason, they shall be cancelled and exchanged as provided in this Section 2.2.

        2.3  Dissenting Shares.  Notwithstanding the terms of Section 2.1,
             -----------------
to the extent that appraisal rights are available under the California General Corporation Law, shares of ASD Stock outstanding immediately prior to the Effective Time and held by a holder who has demanded appraisal for such shares in accordance with such law shall not be converted into a right to receive cash and shares of Parent Stock as provided in Section 2.1, unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive cash and shares of Parent Stock as provided in Section 2.1. ASD shall give Parent and Subsidiary prompt notice of any demands received by ASD for appraisal of shares of ASD Stock.

        2.4  Closing.
             -------

            (a) The closing of the Merger (the "Closing") shall occur at the offices of Loeb & Loeb LLP, 1000 Wilshire Boulevard, Suite 1800, Los Angeles, California 90017 at 10:00 a.m. on the earliest practicable date after the conditions of Article VIII shall have been met or such other time and date to which the parties agrees in writing.

            (b) At the Closing the parties hereto shall deliver and cause to be delivered, such documents or certificates as may be necessary, in the reasonable opinion of counsel for any of the parties, to effectuate the transactions contemplated by this Agreement. From and after the Effective Time of the Merger, each of the parties hereto hereby covenants and agrees, without the necessity of any further consideration whatsoever, to execute, acknowledge and deliver any and all other documents and instruments and take any and all such other action as may be reasonably necessary or desirable to effectuate the transactions set forth herein or contemplated hereby, and the officers and directors of the parties hereto shall execute and deliver, or caused to be executed and delivered, all such documents as may reasonably be required to effectuate such transactions.

        2.5  Legend.  The following legend shall be placed on the
             ------
certificates of Parent Stock delivered pursuant to Section 2.2:

          THE SHARES REPRESENTED BY THIS CERTIFI-
          CATE ARE RESTRICTED SECURITIES AND HAVE
          NOT BEEN REGISTERED UNDER THE SECURITIES
          ACT OF 1933, AS AMENDED.  THEY MAY NOT
          BE SOLD OR TRANSFERRED UNLESS SO
          REGISTERED OR AN EXEMPTION FROM THE
          REGISTRATION REQUIREMENTS OF THE ACT IS
          AVAILABLE.  THE ISSUER MAY REQUIRE AN
          OPINION OF COUNSEL SKILLED IN SECURITIES
          MATTERS AND OTHER EVIDENCE OF COMPLIANCE
          WITH THE ACT PRIOR TO PERMITTING A
          TRANSFER OF THE SHARES.


                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF ASD
                         AND THE PRINCIPAL SHAREHOLDER

          Subject to the exceptions set forth in the ASD Disclosure Schedules, ASD and the Principal Shareholder hereby jointly and severally represent and warrant to Parent and Subsidiary that:

          3.1     Corporate Existence and Power.  ASD is a corporation duly
                  -----------------------------
organized, validly existing and in good standing under the laws of the State of California, and has all power and authority, corporate and otherwise, and all governmental licenses, authorizations, consents and approvals required to carry on its Business as now conducted. ASD is not qualified to do business as a foreign corporation in any other jurisdiction and there is no jurisdiction in which the character of the property owned or leased by ASD or the nature of its activities make such qualification necessary. ASD's only office is located at 1900 Embarcadero Road, Suite 110, Palo Alto, California 94303.

          3.2     Corporate Authorization.  The execution, delivery and
                  -----------------------
performance by ASD of this Agreement and all of the other ASD Documents and the consummation by ASD of the transactions contemplated hereby and thereby are within the corporate powers of ASD and have been duly authorized by all necessary corporate action on the part of ASD. This Agreement is, and as of the Closing Date, the other ASD Documents shall be, the legal, valid and binding obligations of ASD, enforceable against ASD in accordance with its respective terms.

          3.3     Governmental Authorization.  The execution, delivery and
                  --------------------------
performance by ASD of this Agreement and the other ASD Documents require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than the filing of the Certificate of Merger with the Secretary of State of Delaware and the filing of the Agreement of Merger with the Secretary of State of the State of California as contemplated by
Section 2.1.

          3.4     Non-Contravention.  None of the execution, delivery and
                  -----------------
performance by ASD of this Agreement or the other ASD Documents does or will (i) contravene or conflict with the articles of incorporation or bylaws of ASD, (ii) contravene or conflict with or constitute a violation of any provision of any law, statute, rule, regulation, judgment, injunction, order, writ or decree binding upon or applicable to ASD, or any part of its business, (iii) assuming the obtaining of all ASD Consents, constitute a default under or breach of or violate or give rise to any right of termination, cancellation or acceleration of any right or obligation of ASD or to a loss of any benefit relating to its business to which ASD is entitled under any provision of any agreement, contract or other instrument binding upon ASD or by which any of its assets is or may be bound or any Permit, or (iv) result in the creation or imposition of any Lien on any of its assets.

          3.5     ASD Capitalization.  The authorized capital stock of ASD
                  ------------------
consists solely of 10,000,000 shares of ASD Stock, of which 2,065,000 shares are issued and outstanding. All such outstanding shares are duly authorized, validly issued and outstanding, fully paid and non-assessable and, except for such outstanding shares, there are no shares of capital stock or other securities or other equity interests of ASD outstanding. Except as set forth on
Schedule 3.5, as of the date of this Agreement, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of ASD Stock nor any securities convertible into such stock, and ASD is not obligated to issue any additional shares of ASD Stock or any options, warrants or other rights in or with respect to the unissued shares of such stock or any other securities convertible into such stock. Schedule 3.5 sets forth a true a complete list of all of the shareholders of ASD as of the date of this Agreement and the number of shares of ASD Stock owned by each such shareholder as of the date hereof.

          3.6     Subsidiaries.  Except as disclosed on Schedule 3.6, ASD does
                  ------------
not own, directly or indirectly,
securities or other ownership interests in any other entity, which entity is material to the business or operations of ASD, nor is ASD a party to any agreement relating to the formation of any other entity or joint venture. Accent Software, Inc., a California corporation, the wholly-owned subsidiary of ASD, is completely inactive and has no assets or liabilities whatsoever.

         3.7     Consents.  Schedule 3.7 sets forth each Contract and each
                 --------
Permit requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the other ASD Documents or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, an "ASD Consent").

         3.8     Financial Statements.
                 --------------------

                (a) ASD has previously delivered to Parent true and correct copies of the financial statements of ASD for the fiscal year ended March 31, 1996 (the balance sheet of ASD included therein is referred to as the "ASD 1996 Balance Sheet"), the fiscal period of January 1, 1995 through March 31, 1995, and the calendar years ended December 31, 1994 and December 31, 1993 (collectively, the "ASD Financial Statements"). The ASD Financial Statements fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except that they do not contain the footnotes required by generally accepted accounting principles), the financial position of ASD as of the dates thereof and the results of operations of ASD for the periods then ended, and set forth as of the respective dates thereof adequate reserves for all reasonably anticipated material losses and costs and expenses.

                (b) Except for (i) those liabilities specifically reflected or reserved against on the ASD 1996 Balance Sheet, (ii) those current liabilities for trade or business obligations incurred since March 31, 1996 in connection with the purchase of goods or services in the ordinary course of ASD's business and consistent with past practices, (none of which is, individually or in the aggregate, material and none of which is for breach of contract, breach of warranty, tort or infringement), (iii) those liabilities arising under any Contract (none of which liabilities is for breach of contract, breach of warranty, tort or infringement) or (iv) those liabilities otherwise disclosed on Schedule 3.8 (none of which liabilities is for breach of contract, breach of warranty, tort or infringement), ASD does not have, as of the date hereof, any direct or indirect indebtedness, liabilities, claims, losses, damages, deficiencies, obligations (including, without limitation, the obligation to indemnify any other Person for any liabilities or expenses which have been or may in the future be incurred by or asserted against such other Person, or responsibilities, known or unknown, liquidated or unliquidated, accrued, absolute, contingent or otherwise, and whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement, which individually or in the aggregate are material to the condition (financial or otherwise), assets, liabilities, business, operations or prospects of ASD. There are no circumstances, conditions, events or arrangements which may hereafter give rise to any liabilities of ASD except in the ordinary course of business or as otherwise set forth in this Section 3.8.

          3.9     Absence of Certain Changes.  Since March 31, 1996, ASD has
                  --------------------------
conducted its business in the ordinary course consistent with past practices, and there has not been:

                (a) any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change;

                (b) any dividend or other distribution declared or paid with respect to any of ASD's capital stock;

                (c) any loan or forgiveness of indebtedness to any holder of ASD's capital stock or any Affiliate thereof;

                (d) any bonus, salary or other compensation paid or agreed to be paid to any employee except in accordance with Schedule 3.19 hereto;

                (e)    any incurrence of indebtedness for borrowed money;

                (f) any creation or other incurrence of any Lien on any of its assets;

                (g) any transaction, Contract entered into, or commitment made, by ASD relating to its business or any of its assets (including the acquisition or disposition of any assets) or any relinquishment by ASD of any contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement; or

                (h) any transfer of any assets of ASD to any Person who is a shareholder or other Affiliate of ASD.

          3.10   Title to Assets.  ASD has good and marketable title to its
                 ---------------
material properties and assets, other than real property, owned or stated to be owned by ASD, free and clear of all Liens except: (i) as set forth in the ASD Financial Statements, (ii) Liens for current taxes not yet due, (iii) Liens incurred in the ordinary course of business, (iv) Liens that are not substantial in character, amount or extent (individually or collectively) and that do not (individually or collectively) materially detract from the value, or interfere with present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of ASD, or (v) as set forth on Schedule 3.10. All of the material properties and assets used or intended to be used by ASD or held by ASD, other than the leased assets listed on Schedule 3.10, are owned by ASD, free and clear of all Liens except as set forth on
Schedule 3.10.

          3.11   Real Estate.  Schedule 3.11 sets forth a true and complete
                 -----------
list of real property, including leaseholds and all other interests in real property, owned by ASD. ASD has good and marketable title to the real property and valid leasehold interest in the leaseholds, described in Schedule 3.11, free and clear of all Liens, except: (i) for rights of lessors, co-lessees or sublessees and such matters that are reflected in the lease, (ii) current taxes not yet due and payable, (iii) Liens of public record, (iv) Liens, if any as do not materially detract from the value of or materially interfere with the present use of such property, and (v) as described on Schedule 3.11.

          3.12   Litigation.  There is no action, suit, investigation, hearing
                 ----------
or proceeding or, to the Knowledge of ASD, any basis therefor pending against, or threatened against or affecting, ASD, any of its officers, directors, or shareholders, its business or any assets or any Contract before any court or arbitrator or any governmental body, agency official or which would have a Material Adverse Effect or in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby. There are no outstanding judgments against ASD.

          3.13   Contracts.  Each Contract is a valid and binding agreement,
                 ---------
and is in full force and effect, and no party thereto is in default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Contract. ASD has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Contracts, or granted any power of attorney with respect thereto. Schedule 3.13 is a true and correct list of all Contracts involving an outstanding monetary obligation greater than Ten Thousand Dollars ($10,000), or with a remaining term greater than one year.

          3.14   Licenses and Permits.  Schedule 3.14 correctly describes each
                 --------------------
license, franchise, permit or other similar authorization affecting, or relating in any way to ASD's business, together with the name of the government agency or entity issuing such license or permit (the "Permits"). Such Permits are valid and in full force and effect and, assuming the related ASD Consents have been obtained prior to the Closing Date, are transferable by ASD, and none of the Permits will, assuming the related ASD Consents have been obtained prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

          3.15   Compliance with Laws.  ASD is not in violation of, has not
                 --------------------
violated, and is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation of, any law, rule, statute, ordinance or regulation, or judgment, order or decree entered by any court, arbitrator or governmental authority, domestic or foreign, materially applicable to ASD's assets or the conduct of its business.

          3.16   Intangible Property.
                 -------------------
                (a) Schedule 3.16 sets forth (i) a true and complete schedule identifying each Mark, item of Software, or Trade Secret constituting a part of the ASD Intangible Property; (ii) a true and complete schedule identifying each statutory, common law, and registered copyright, or mask work right, and each registration and application therefor constituting a part of the ASD Intangible Property; (iii) a true and complete schedule identifying all of ASD's Technical Documentation and the specific location of each item thereof; and (iv) a true and complete schedule identifying each contract to which ASD is a party relating to any item of ASD Intangible Property. ASD has no Patents, including no Patent applications. No contracts or other agreements or instruments require ASD to (or will require Subsidiary to) pay or entitles it to receive any royalty, license fee, or other compensation. None of the ASD Intangible Property development was funded by a third Person (other than any shareholder of ASD) or was conducted by or as a joint venture, in partnership, or otherwise in collaboration, with any other Person (except an employee solely in his or her capacity as such). The effectuation of the transactions contemplated hereby will not adversely affect in any manner any item or part of the ASD Intangible Property or the nature or usefulness thereof in the hands of Subsidiary.

          (b) All trademarks, copyrights, mask work rights and all other ASD Intangible Property and all state, Federal, and foreign registrations and all applications therefor are valid and in full force and effect and are not subject to any taxes, maintenance fees or actions.

          (c) ASD has (and upon the consummation of the transactions contemplated hereby Subsidiary will have) the full, exclusive, and irrevocable right and authority to use each item of the ASD Intangible Property in perpetuity; to the Knowledge of ASD, such use did not ever, does not, and will not conflict with, infringe upon, or violate any Patent, copyright, Mark, Trade Secret or other proprietary right of any other Person; to the Knowledge of ASD, ASD has not infringed and is not now infringing any proprietary right belonging to any other Person; no Person has made any assertion contrary to or inconsistent with the foregoing; and, to the Knowledge of ASD, no Person has infringed upon or violated any ASD Intangible Property or threatened to do so.

          (d) All Trade Secrets of ASD are valid and protectible, and are not part of the public knowledge or literature, nor to the Knowledge of ASD have any been used, divulged or appropriated for the benefit of any Person other than ASD or to the detriment of ASD; ASD has taken all reasonable security measures to protect the secrecy, confidentiality, and value of its Trade Secrets; and the Technical Documentation related to each Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it, and to allow its full and proper use without reliance on the special knowledge or memory of others.

          (e) Each employee of ASD (whether now or at any time previously employed) executed an agreement with ASD pursuant to which such employee vested fully, exclusively, and irrevocably in ASD (and upon the consummation of the transactions contemplated hereby, in Subsidiary) all ASD Intangible Property developed, in whole or in part, or alone or together with others, by each ASD employee during the term of his or her employment with ASD and is otherwise enforceable by ASD (and after the consummation of the transactions hereby, by Subsidiary) in accordance with its terms.

          (f) None of the property which is purportedly an asset of ASD was developed or conceived by any ASD employee, officer or director while employed by any other Person and no ASD shareholder has violated any agreement with any former employer which pertains to any of such property.

                 (g) Except as set forth in Schedule 3.16, none of ASD's material properties and tangible assets or ASD Intangible Property is subject to
(a) any material contractual restriction on the manner in, purpose for, or location at, which the same may be used, or (b) any other restriction on any use of the same that would result from the consummation of the transactions contemplated hereby.

          3.17   Finders' Fees.  There is no investment banker, broker, finder
                 -------------
or other intermediary which has been retained by or is authorized to act on behalf of ASD or any of its Affiliates who might be entitled to any fee or commission from Parent, Subsidiary or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

          3.18   Clients; Billings.  ASD has previously furnished to Parent a
                 -----------------
true and correct list of ASD's clients, together with related billing information. Except as indicated on Schedule 3.18, ASD, has not been notified, on a formal or informal basis, of the probability or actuality that any of its clients that had billings in excess of Five Thousand Dollars ($5,000) in fiscal 1995 intends to or will reduce its billings with ASD (or, after the Closing, with Parent).

          3.19   Employees.
                 ---------

                (a) Schedule 3.19 sets forth a true and complete list of the names, titles, annual salaries or wage rates and other compensation and office location of all employees of ASD, indicating part-time and full-time employment and all changes in salaries and wage rates per employee since January 1, 1994. ASD has not promised any employee, consultant or agent of ASD, other than those listed on Schedule 3.19, that he or she will be employed by or receive any particular benefits from Parent, Subsidiary or any of their Affiliates on or after the Closing.

                (b) ASD is not a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of ASD, non-competition agreement restricting the activities of ASD, or any similar agreement.

          3.20   Prepaids.  Except as set forth on Schedule 3.20, ASD has not
                 --------
received any payments with respect to any services to be rendered or goods to be provided after the Closing.

          3.21   Taxes.
                 -----

                (a) ASD has filed all federal and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax, employment tax and other tax returns of every character required to be filed by it and has paid in full all Taxes (including, without limitation, all tax deposits), together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than taxes which are being contested in good faith and for which adequate reserves have been established. The tax and audit positions taken by ASD in connection with the tax returns described in the preceding sentence were reasonable and asserted in good faith. Adequate provision has been made in the books and records of ASD and, to the extent required by generally accepted accounting principals, reflected in the ASD Financial Statements, for all Tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all federal, foreign, state, local and other Taxes for the periods covered by the ASD Financial Statements and for all prior periods. Schedule 3.21 sets forth the date or dates through which the IRS has examined the federal income taxes of ASD and the date or dates through which any foreign, state, local or other taxing authority has examined any other tax returns of ASD. Schedule 3.21 also contains a complete list of each year for which any federal, state, local or foreign tax authority has obtained or has requested an extension of the statute of limitations from ASD and lists each tax case of ASD currently pending in audit, at the administrative appeals level or in litigation. Schedule 3.21 further lists the date and issuing authority of each statutory notice of deficiency, notice or proposal assessment and revenue agent's report issued to ASD within the last twelve (12) months. Except as set forth on Schedule 3.21, neither the IRS nor any foreign, state, local or other taxing authority has, during the past three years, examined or is in the process of examining any federal, foreign, state, local or other tax returns of ASD. Neither the IRS nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth on Schedule 3.21.

                (b) There are no requests for rulings, nor are there any outstanding subpoenas or requests for informa-tion, notices of proposed reassessment of any property owned or leased by ASD. There are no Liens for Taxes upon any property or assets of ASD.

                (c) ASD has delivered to Parent true and complete copies of all federal, state and foreign income tax returns (together with any Revenue Agent's Reports) filed by ASD relating to its operations for taxable years ended 1993, 1994 and 1995.

                (d) ASD has not filed a consent pursuant to Section 341(f) of the Code, and has not filed, and would not be deemed to have filed, any election under Section 338 of the Code.

                (e) ASD has not made any payment which constitutes an "excess parachute payment" within the meaning of Section 280G of the Code, and no payment by ASD required to be made under any contract or otherwise will, if made, constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

                (f) ASD has never been, nor is ASD currently, bound by or subject to any obligation under any agreement relating to the sharing of any liability for, or payment of, Taxes with any other person or entity.

                (g) ASD has withheld or will withhold, and has paid over or will pay over to applicable taxing authorities amounts from its employees and has filed or will file all federal, foreign, state, and local returns and reports with respect to employee income tax withholding and social security and unemployment Taxes for all periods (or portions thereof) ending on or before the Effective Date, in compliance with the provisions of the Code and other applicable federal, foreign, state and local laws.

          3.22     Environmental and Industrial Hygiene Compliance.  Except as
                   ------------------------------------ ----------
disclosed in Schedule 3.22, (i) neither ASD nor any of its properties has ever been or is now in any material respect in violation of any applicable Environmental Laws or Orders; (ii) neither ASD, nor any third party has prior to the date hereof ever used, generated, manufactured, stored or disposed of on, under or about such properties or transported to or from such properties any flammable explosives, radioactive materials, hazardous wastes, toxic substances or related materials; (iii) ASD has obtained and now holds all permits, licenses and other authorizations which are required to be held by it under all applicable Environmental Laws or Orders; (iv) ASD is in compliance in all material respects with all terms and conditions of any and all required permits, licenses and authorizations and all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws and Orders, and any notice or demand letter issued, entered, promulgated or approved thereunder; (v) no facts, past or present events or conditions interfere with or prevent continued material compliance by ASD with, or give rise to any material present or potential legal, common law or statutory liability of ASD under, any applicable Environmental Law or Order; (vi) there is no pending civil or criminal litigation, notice of violation or administrative proceeding involving ASD and relating in any way to any Environmental Law or Order (including notices, demand letter or claims under RCRA, CERCLA and similar state or local laws), other than rulemaking proceedings, if any; and (vii) there has been no disposal by ASD, directly or indirectly, of any materials or wastes to, on or in any site currently listed or formally proposed to be listed on the National Priorities List under CERCLA or any site listed or formally proposed to be listed as a major or priority cleanup site under any comparable state law. For the purpose of this Section 3.22, hazardous materials shall include but not be limited to (i) substances now or at any time hereafter defined as "hazardous substances," "hazardous materials," or "toxic substances" in CERCLA; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq. or RCRA, as the same may be amended from time to time, or in the regulations adopted and publications promulgated pursuant to said Laws from time to time and (ii) those substances now or at any time hereafter defined as "hazardous wastes" in Section 25117 of the California Health & Safety Code or as "hazardous substances" in Section 25316 of the California Health & Safety Code, as the same may be amended from time to time, or in the regulations adopted and publications promulgated pursuant to said laws from time to time.

          (a)    Indemnity and Hold Harmless.  Without limiting any other
                 ---------------------------
indemnity contained herein, the Principal Shareholder shall, from and after the Effective Time, indemnify and hold harmless Parent and Subsidiary and their respective shareholders, directors, officers, employees, agents and attorneys, and any assigns or successors in interest to Subsidiary's interest in any such affected property and their respective shareholders, directors, officers, employees, agents and attorneys, from and against any and all liabilities, claims, costs and expenses (including actual attorneys' fees and court costs), directly or indirectly arising out of the presence, use, generation, storage, or disposal of hazardous materials on any property of ASD, whether the same was the fault of ASD, or any prior owner or operator of such affected property or any other Person, including, without limitation, all general, special, foreseeable or unforeseeable consequential damages and the cost of any required or necessary repair, cleanup, or detoxification and the preparation of any closure or other required plans, whether or not such action is required or necessary prior to or following transfer of title to any such affected property, and to the full extent that such action is attributable, directly or indirectly, to the presence or use, generation, storage, release, threatened release, or disposal of hazardous materials by any person on any property of ASD prior to the Effective Time.

          3.23     Labor and Employment Matters.
                   ----------------------------

                  (a) Except as disclosed in Schedule 3.23, as of the date hereof:

                        (1) The employment of each employee of ASD may be terminated immediately by ASD, except as otherwise provided by statute or decisional authority;

                        (2) To the Knowledge of ASD, no key executive employee of ASD and no group of employees of ASD has plans to terminate his, her or its employment at or prior to the Closing, whether or not as a result of the transactions contemplated herein; and

                        (3) ASD has not had any material labor relations problems.

                        (4) Except as disclosed in Schedule 3.23, ASD has complied in all material respects with all Labor Agreements and all applicable laws and orders relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by appropriate governmental authorities and has withheld and paid to the appropriate governmental authorities, or is holding for payment not yet due to such governmental authorities, all amounts required to be withheld from such employees of ASD and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. No present or former employee, officer or director of ASD has, or will have at the Effective Time, any claim against ASD for any matter, including but not limited to (i) overtime pay for work done through the Effective Time; (ii) wages or salary for the work done through the Effective Time; (iii) vacation time off or pay in lieu of vacation time off for the period through the Effective Time;
(iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours, workplace conditions, or any other matter; or (v) injuries or other damages which are not fully covered by ASD's insurance policies.

                (b) Except as disclosed in Schedule 3.23, as of the date hereof, there is no:

                        (1) unfair labor practice complaint against ASD pending before the National Labor Relations Board or any state or local agency;

                        (2) pending labor strike or other material labor trouble affecting ASD;

                        (3)    material labor grievance pending against ASD;

                        (4) pending representation question respecting the employees of ASD; or

                        (5) pending arbitration proceedings arising out of or under any collective bargaining agreement to which ASD is a party.

                (c)    In addition: (i) none of the matters specified in clauses
(a) through (e) above is threatened against ASD; (ii) no union organizing activities have taken place with respect to ASD; (iii) no basis exists for which a claim may be made under any collective bargaining agreement to which ASD is a party; and (iv) to the Knowledge of ASD, all key employees of ASD are in good health.

        3.24     Pension and Benefit Plans.
                 -------------------------

                (a) All accrued obligations of ASD applicable to its employees, whether arising by operation of law, by contract, by past custom or otherwise, for payments by ASD to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Books and Records. All obligations of ASD with respect to such employees, whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries, vacation and holiday pay, sick pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by ASD prior to the Effective Time.

                (b) Except as disclosed in Schedule 3.24, as of the date hereof:

                        (1) Neither ASD nor any of its ERISA Affiliates maintains or has any obligations to contribute to, or has in effect or has committed to adopt, any Pension Plan or any Welfare Plan;

                        (2) Each ERISA Plan conforms in all material respects to all applicable laws and orders, including ERISA and the applicable provisions of the Code. All notices, reports, returns, applications and disclosures have been timely made which are required to be made to the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, any participants in the ERISA Plans, any trustee, or any insurer with respect to the ERISA Plans;

                        (3) ASD and its ERISA Affiliates have made or provided for (with fully-funded reserves) all contributions heretofore required to have been made under all of the ERISA Plans, and will, by the Closing Date, have made or provided for (with fully-funded reserves) all contributions required to be made on or before the Closing Date under all such plans;

                        (4) No ERISA Plan nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction which may subject any of such ERISA Plans, any such trust, or any party dealing with such ERISA Plans or any such trust, to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or to a civil penalty imposed by Section 502 of ERISA;

                        (5) There are no material actions, claims or lawsuits which have been asserted or instituted against the assets of any of the trusts under the ERISA Plans, and no basis for such action, claim or lawsuit exists, and no such action, claim or lawsuit has been threatened;

                        (6) ASD has not agreed to indemnify any other party for any liabilities or expenses which have been or may in the future be incurred by or asserted against such other party in respect of any ERISA Plan;

                        (7) Each Pension Plan constituting one of the ERISA Plans is qualified under Section 401 of the Code, each of the trusts maintained with respect thereto is exempt from federal income taxation under Section 501 of the Code, and nothing has occurred which would cause the loss of such qualification or exemption or the imposition of any penalty under Section 4971 of the Code;

                        (8) The assets of each Pension Plan constituting one of the ERISA Plans (including Pension Plans maintained by an ERISA Affiliate) are sufficient to pay all liabilities of the plan, including, without limitation, all liabilities to pay benefits to any past or present participant or beneficiary in such plan, any expense incurred in administering the plan, and any liabilities for Taxes which may be imposed on the plan or on any trust maintained in connection with the plan;

                        (9) The value of all accrued benefits under each Pension Plan constituting one of the ERISA Plans (including Pension Plans maintained by an ERISA Affiliate) which is a "defined benefit plan" within the meaning of Section 3(35) of ERISA, including each "multi-employer plan" within the meaning of Section 3(37) of ERISA, does not exceed, on an accrual basis, the aggregate value of the assets of each such plan;

                        (10) There has been no "reportable event," within the meaning of Section 4043(b) of ERISA, with respect to any Pension Plan which constitutes one of the ERISA Plans since the effective date of Section 4043(b) of ERISA;

                        (11) The transaction contemplated by this Agreement will not result in a reportable event, within the meaning of ERISA Section 4043, other than a reportable event with respect to which (i) the ERISA Section 4043 reportable event notice requirement has been waived or (ii) the Pension Benefit Guaranty Corporation will not apply a penalty for failure to satisfy the reportable event notice requirement;

                        (12) Neither ASD nor any of its ERISA Affiliates has any liability to the Pension Benefit Guaranty Corporation pursuant to Title IV of ERISA in respect of any Pension Plan constituting one of the ERISA Plans (including Pension Plans maintained, or formerly maintained, by an ERISA Affiliate);

                        (13) Neither ASD nor any of its ERISA Affiliates maintains or has any obligation to contribute to any multi-employer plan;

                        (14) Neither ASD nor any of its ERISA Affiliates has terminated a defined benefit plan or multi-employer plan or suffered or otherwise caused a "complete withdrawal" or "partial withdrawal" as such terms are respectively defined in Sections 4203 and 4205 of ERISA from any multi-employer plan. Since April 1, 1979, neither ASD nor any of its ERISA Affiliates has complied with Section 4204 of ERISA in order to avoid any such "complete withdrawal" or "partial withdrawal";

                        (15) The transaction contemplated by this Agreement will not result in a Company liability for severance or termination pay or result in increased employee benefits becoming payable to any employees of the Company;

                        (16) Neither ASD nor any of its ERISA Affiliates has any unpaid liability in respect of any employee for any contributions and/or premiums due under any Welfare Plan constituting one of the ERISA Plans;

                        (17) Neither ASD nor its ERISA Affiliates has any liability as to any benefits to which any employee may be entitled under any Welfare Plan constituting one of the ERISA Plans, whether for benefits due or claims filed; and

                        (18) ASD does not maintain any health or life insurance plan that provides for continuing benefits or coverage for any participant or any spouse, dependent or beneficiary under such plan after termination of employment, other than as may be required under Section 4980B of the Code and regulations thereunder ("COBRA"). ASD and its Subsidiaries are in compliance with the COBRA notice and continuation coverage requirements with respect to Plans maintained by ASD.

                (c) True, correct and complete copies of the following documents, with respect to the each of the ERISA Plans, have been delivered to
Parent:

                        (1) Each ERISA Plan document, employment contract, policy, procedure or other governing instrument relating to a ERISA Plan, including all amendments, supplements, collective bargaining agreements, letters, memoranda, understandings and any other document reasonably necessary to reflect the terms and conditions of each ERISA Plan.

                        (2) The most recent summary plan description of each ERISA Plan for which a summary plan description is required under ERISA, and summaries of material modification thereto.

                        (3) All instruments under which the assets of any ERISA Plan are held or managed and benefits provided, including, but not limited to, insurance contracts, trust agreements, custodial contracts and investment management agreements.

                        (4) The two most recent Forms 5500, 5500-C or 5500-R for each ERISA Plan for which such filing is required, with all attachments and schedules thereto.

                        (5) The two most recent annual financial statements for each ERISA Plan, if not included with such Form 5500 (5500-C or 5500-R).

                        (6) The most recent actuarial valuation report for each ERISA Plan (as applicable).

                        (7) With respect to each ERISA Plan that has received a determination letter under Section 401(a) of the Code, and any voluntary employee benefit association trust that has received a determination letter under Section 501(c) of the Code, the most recent Internal Revenue Service determination letter (including any letter concerning the tax-exempt status of any trust under Section 501(a) of the Code), the application submitted when requesting such determination letter, and any subsequently filed determination letter request.

                (d) All Pension Plans shall be terminated by ASD prior to the Effective Time.

        3.25     Insurance.  Schedule 3.25 sets forth a true and correct list
                 ---------
of all policies or binders of fire, liability, workers' compensation, vehicular or other insurance held by or on behalf of ASD specifying the insurer, the policy number or covering note number with respect to binders, and describing each pending claim thereunder of more than Five Thousand Dollars ($5,000). Such policies and binders are in full force and effect and are in all material respects in accordance with the customary insurance requirements for the industry of ASD and in compliance with all applicable laws and orders. ASD is not in any material respect in default, nor has it during the last five (5) years ever been in any material respect in default, with respect to any provision contained in any such policy or binder or has failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. ASD has not received a notice of cancellation or non-renewal of any such policy or binder. There is no inaccuracy in any application for such policies or binders, any failure to pay premiums when due, or any similar state of facts which may form the basis for termination of any such insurance. ASD has never been refused any insurance with respect to its properties or operations, nor has its insurance coverage ever been limited. No such policy is terminable or cancelable by the insurer by virtue of the consummation of the transactions contemplated herein.

        3.26     Books and Records.  The Principal Shareholder and ASD have
                 -----------------
heretofore furnished or made available to Parent for its examination the following, each of which is, and will be maintained as to remain until the Closing, accurate and complete in all material respects:

                        (1) copies of the Articles of Incorporation and bylaws, as in effect on the date hereof;

                        (2) the minute books of ASD containing all proceedings, consents, actions and meetings of its shareholders and Boards of Directors;

                        (3) copies of all permits, orders and consents with respect to ASD's securities issued by any administrative agency or governmental body regulating the issuance or transfer of such securities and all applications for such permits, orders and consents;

                        (4) the stock transfer books of ASD setting forth all transfers of its securities;

                        (5)    copies of all outstanding stock certificates;

                        (6) copies of all agreements and documents referred to in any ASD Disclosure Schedule; and

                        (7)    all other Books and Records of ASD.

          Schedule 3.26 contains an accurate list of all of the incumbent officers and directors of ASD.

        3.27     Hart-Scott-Rodino Act.  The total assets of the ASD "Acquired
                 ---------------------
Person" for which Principal Shareholder is the "Ultimate Parent Entity" are less than Ten Million Dollars ($10,000,000), as calculated pursuant to rules and regulations promulgated pursuant to the Hart-Scott-Rodino Act. For purposes of this section, the provisions in quotations shall have the meanings ascribed to them in the regulations promulgated under the Hart-Scott-Rodino Act.

        3.28     Investment Intent.
                 -----------------

          (a) The shares of Parent Stock being acquired by Principal Shareholder hereunder are being acquired for his own account and not with a view to, or for resale in connection with, any distribution other than resales made in compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "Act") and any applicable state securities laws.

          (b) Principal Shareholder understands that, subject to future registration under a Registration Rights

Agreement delivered pursuant to Section 8.3(b), the shares of Parent Stock to be issued to him have not been registered under the Act or qualified with the Commissioner of Corporations of the State of California by reason of available exemptions from the registration and prospectus delivery requirements of the Act and from the qualification requirements of the California Corporations Code, that such shares must be held indefinitely unless they are registered under the Act and qualified under applicable state securities laws or until any transfer is exempt from registration and qualification, and that reliance of Parent upon these exemptions is predicated in part upon these representations and warranties by Principal Shareholder.

        3.29     Qualification as Investors.
                 --------------------------

                (a) Each of the ASD shareholders, including Principal Shareholder, who will be issued shares of Parent Stock pursuant to Section 2.1(d) and any Person who will obtain an option to acquire shares of Parent Stock pursuant to Section 2.1(e) (collectively, the "Qualified Issuees"), are, by reason of their business or financial experience or the business or financial experience of their professional advisors who are unaffiliated with and who are not compensated by ASD, Parent, Subsidiary or any Affiliate of Parent, directly or indirectly, has the capacity to protect their own interests in connection with the Merger.

                (b) Principal Shareholder has received certain information concerning Parent and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks of holding Parent Stock, and is able to bear the economic risk and lack of liquidity inherent in holding Parent Stock. Furthermore, Principal Shareholder has had the full opportunity to discuss with Parent all material aspects of an investment in Parent Stock, including the opportunity to ask, and to receive answers to his full satisfaction, regarding such questions as he has deemed necessary to evaluate this opportunity to invest.

                (c) Principal Shareholder has had full opportunity to seek advice of independent counsel respecting this investment and the tax risks and implications of the Merger and all transactions consummated in connection therewith.

        3.30     Other Information.  None of the documents or other
                 -----------------
information made available to Parent, Subsidiary or their Affiliates, attorneys, accountants, agents or representatives in connection with the transactions contemplated by this Agreement contains any untrue statement of a mate-rial fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. ASD has provided Parent all material information regarding its business.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND SUBSIDIARY

          Parent and Subsidiary jointly and severally represent and warrant to ASD that:

        4.1     Organization and Existence.  Each of Parent and Subsidiary is
                --------------------------
a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

        4.2     Corporate Authorization.  The execution, delivery and
                -----------------------
performance by each of Parent and Subsidiary of this Agreement and the other Parent and Subsidiary Documents and the consummation by each of them of the transactions contemplated hereby and thereby are within their respective corporate powers and as of the Closing will have been duly authorized by all necessary corporate action on their respective part. Subject to obtaining all requisite corporate approvals, this Agreement is, and the other Parent and Subsidiary Documents shall be, as of the Closing, the legal, valid and binding obligations of Parent and Subsidiary, respectively, enforceable against each of them in accordance with their respective terms.

        4.3     Governmental Authorization.  The execution, delivery and
                --------------------------
performance by each of Parent and Subsidiary of this Agreement and the other Parent and Subsidiary Documents require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than the filing of the Certificate of Merger with the offices of the Secretary of State of Delaware and the Secretary of State of the State of California as contemplated by Section 2.1.

        4.4     Non-Contravention.  The execution, delivery and performance by
                 -----------------
Parent and Subsidiary of this Agreement and other Parent and Subsidiary Documents does not and will not (i) contravene or conflict with their certificates of incorporation or bylaws, (ii) contravene or conflict with any provision of any law, statute, rule, regulation, judg-ment, injunction, order, writ, or decree binding upon them or (iii) assuming the obtaining of all Parent and Subsidiary Consents, constitute a default under or breach of any agreement, contract or other instrument binding upon them.

        4.5     Parent Capitalization.  The authorized capital stock of Parent
                ---------------------
consists solely of 50,000,000 shares of common stock, $.001 par value, of which 13,520,922 shares are issued and outstanding, and 6,700,000 shares of preferred stock, $.001 par value, of which no shares are issued and outstanding. All outstanding shares of common stock are duly authorized, validly issued and outstanding, fully paid and non-assessable and, except for such outstanding shares, there are no shares of capital stock or other securities or other equity interests of Parent outstanding. Except as set forth on Schedule 4.5, as of the date of this Agreement, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of Parent Stock nor any securities convertible into such stock, and Parent is not obligated to issue any additional shares of Parent Stock or any options, warrants or other rights in or with respect to the unissued shares of such stock or any other securities convertible into such stock. As of the date of this Agreement, Bozell is the sole stockholder of Parent.

        4.6     Finders' Fees.  There is no investment banker, broker, finder
                -------------
or other intermediary which has been retained by or is authorized to act on behalf of Parent or Subsidiary or any of their respective Affiliates who might be entitled to any fee or commission from ASD or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

        4.7     Litigation.  There is no action, suit, investigation, hearing
                ----------
or proceeding (or, to the Knowledge of Parent and Subsidiary, any basis therefor) pending against, or threatened against or affecting, Parent or Subsidiary, any of their officers, directors, or shareholders, their business or any assets or any Contract before any court or arbitrator or any governmental body, agency official or which would have a material adverse effect or in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby. There are no outstanding judgments against Parent or Subsidiary.

       4.8      Financial Statements.
                --------------------

               (a) Parent has previously delivered to ASD true and correct copies of the Financial Statements of Parent (collectively, the "Parent Financial Statements") for each of the years in the three-year period ended March 31,

1996 (the balance sheet of Parent included therein is referred to as the "Parent 1996 Balance Sheet"). The Parent Financial Statements fairly present, in conformity with generally accepted accounting principles applied on a consistent basis, the financial position of Parent as of the dates thereof and the results of operations of Parent for the years then ended.

                (b) Except for (i) those liabilities specifically reflected or reserved against on the Parent 1996 Balance Sheet, (ii) those current liabilities for trade or business obligations incurred since the date of the Parent 1996 Balance Sheet in connection with the purchase of goods or services in the ordinary course of Parent's business and consistent with past practices (none of which is, individually or in the aggregate, material and none of which is for breach of contract, breach of warranty, tort or infringement), (iii) those liabilities arising under any Contract (none of which liabilities is for breach of contract, breach of warranty, tort or infringement) or (iv) those liabilities otherwise disclosed on Schedule 4.8, Parent does not have, as of the date hereof, any direct or indirect indebtedness, liabilities, claims, losses, damages, deficiencies, obligations (including, without limitation, the obligation to indemnify any other Person for any liabilities or expenses which have been or may in the future be incurred by or asserted against such other Person, or responsibilities, known or unknown, liquidated or unliquidated, accrued, absolute, contingent or otherwise, and whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement, which individually or in the aggregate are material to the condition (financial or otherwise), assets, liabilities, business, operations or prospects of Parent. There are no circumstances, conditions, events or arrangements which may hereafter give rise to any liabilities of Parent except in the ordinary course of business or as otherwise set forth in this Section 4.8.

        4.9     Absence of Certain Changes.  Since the date of the Parent 1996
                --------------------------
Balance Sheet and other than as set forth on Schedule 4.9, Parent has conducted its business in the ordinary course consistent with past practices, and there has not been:

          (a) any material adverse change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a material adverse change;

          (b) any incurrence of indebtedness for borrowed money for any amount in excess of Twenty Million Dollars ($20,000,000); and

          (c) any creation or other incurrence of any Lien on any of its assets.

        4.10     Title to Assets.  Parent has good and marketable title to its
                 ---------------
material properties and assets owned or stated to be owned by Parent, free and clear of all Liens except: (i) as set forth in the Parent Financial Statements,
(ii) Liens for current taxes not yet due, (iii) Liens incurred in the ordinary course of business, or (iv) Liens that are not substantial in character, amount or extent (individually or collectively) and that do not (individually or collectively) materially detract from the value, or interfere with present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of Parent.

        4.11     Compliance with Laws.  Parent and Subsidiary are not in
                 --------------------
violation of, have not violated, and are neither under investigation with respect to nor have been threatened to be charged with or given notice of any violation of, any law, rule, statute, ordinance or regulation, or judgment, order or decree entered by any court, arbitrator or governmental authority, domestic or foreign, applicable to Parent's or Subsidiary's assets or the conduct of their business.

        4.12     Taxes.
                 -----

          (a) Parent has filed all federal (as part of the consolidated return of Bozell) and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax, employment tax and other tax returns of every character required to be filed by it (some of which may have been consolidated or combined with Bozell) and has paid in full its share of all Taxes (including, without limitation, all tax deposits), together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than taxes which are being contested in good faith and for which adequate reserves have been established. The tax and audit positions taken by Parent in connection with the tax returns described in the preceding sentence were reasonable and asserted in good faith. Adequate provision has been made in the books and records of Parent and, to the extent required by generally accepted accounting principles, reflected in the Parent Financial Statements, for all Tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all federal, foreign, state, local and other Taxes for the periods covered by the Parent Financial Statements and for all prior periods.

          (b) There are no requests for rulings, nor are there any outstanding subpoenas or requests for information, notices of proposed reassessment of any property owned or leased by Parent. There are no Liens for Taxes upon any property or assets of Parent, except liens for current Taxes not yet due.

          (c) Except with respect to any consolidated group, Parent has never been, nor is Parent currently, bound by or subject to any obligation under any agreement relating to the sharing of any liability for, or payment of, Taxes with any other person or entity.

          (d) Parent has withheld or will withhold, and has paid over or will pay over to applicable taxing authorities amounts from its employees and has filed or will file all federal, foreign, state, and local returns and reports with respect to employee income tax withholding and social security and unemployment Taxes for all periods (or portions thereof) ending on or before the Effective Date, in compliance with the provisions of the Code and other applicable federal, foreign, state and local laws, except where Parent files consolidated federal tax returns and combined state tax returns in certain states with Bozell and has entered into a tax sharing agreement with Bozell.


                                   ARTICLE V

                   COVENANTS OF ASD AND PRINCIPAL SHAREHOLDER

        ASD and Principal Shareholder agree that:

        5.1     Conduct of the Business.  From the date hereof until the
                -----------------------
Closing Date, ASD shall conduct its business in the ordinary course consistent with past practice and shall use its best efforts to preserve intact the business relationships with third parties. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, ASD will not:

               (a) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract (including contracts described in clause (b) below), or any other right or asset of ASD, without Parent's prior written consent, which consent shall not be unreasonably withheld;

                (b) enter into any contract, agreement, lease, license or commitment (including without limitation any leases of real property, capital leases, employment or severance agreements, or agreements with respect to the borrowing of money) not to be fully performed prior to the Closing without Parent's prior written consent, which consent shall not be unreasonably withheld (and which may be conditioned, among other things, on express provision in such contract for the assignment thereof to Parent and Subsidiary as of the Closing);

                (c) sell, lease, license or otherwise dispose of any of its assets except (i) pursuant to existing contracts or commitments disclosed herein and (ii) in the ordinary course consistent with past practice;

                (d) pay, declare or promise to pay any dividends, distributions or other payments to ASD's shareholders, other than salaries consistent with Schedule 3.19;

                (e) grant any options, warrants or other rights to acquire any securities of ASD;

                (f) pay any bonuses or other compensation not in the ordinary course of business;

                (g)    adopt any employee benefits plans; or

                (h)    agree to do any of the foregoing.

ASD will not (i) take or agree to take any action that would make any representation or warranty of ASD hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

          5.2     Insurance.  From the date hereof through the Effective Time,
                  ---------
ASD shall maintain in force (including necessary renewals thereof) the insurance policies listed on Schedule 3.25, except to the extent that they may be replaced with equivalent policies appropriate to insure its respective assets, properties and business to the same extent as currently insured at the same rates or at different rates approved by Parent.

          5.3     No Defaults.  From the date hereof through the Effective Time,
                  -----------
ASD shall not commit a material default under any term or provision of, or suffer or permit to exist any condition or event which, with notice or lapse of time or both, would constitute a material default by ASD under, any Contract or under any of its licenses or permits.

          5.4   Reporting and Compliance With Law.  From the date hereof
                ---------------------------------
through the Effective Time, ASD shall duly and timely file all tax returns required to be filed with governmental authorities and duly observe and conform in all material respects to all applicable laws and orders.

          5.5   Arrangements with Employees.  From the date hereof until the
                ---------------------------
Effective Time, ASD shall permit Parent to approach and negotiate with any or all employees of ASD, including, but not limited to, managerial staff, in an effort to persuade them to continue in the employ of ASD pending the Closing and thereafter to enter into the employ of Parent or Subsidiary, and ASD shall use reasonable efforts to assist Parent in such negotiations.

          5.6   Access to Information.  From the date hereof until and
                ---------------------
including the Closing Date, ASD (a) will continue to give Parent, Subsidiary and their counsel and other representatives full access to the offices, properties, books and records of ASD relating to ASD's business, (b) will furnish to Parent, Subsidiary and their counsel and other representatives such information relating to its business as such Persons may reasonably request and (c) will instruct the employees, counsel and representatives of ASD to cooperate with Parent and Subsidiary in their investigation of ASD's business; provided that no
                                                     --------
investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by ASD; and provided
                                                                      --------
further that any investigation pursuant to this Section shall be conducted in
- -------
such manner as not to interfere unreasonably with the conduct of the business of ASD.

          5.7   Notices of Certain Events.  ASD shall promptly
                -------------------------
notify Parent of:

               (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

               (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

               (c) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of ASD, threatened against, relating to or involving or otherwise affecting ASD or its business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or that relate to the consummation of the transactions contemplated by this Agreement.

          5.8     Transfer Taxes.  Although the parties do not anticipate that
                  --------------
the transactions contemplated by this Agreement will result in any transfer, documentary, sales, use or other Taxes assessed upon or with respect to the Merger or any recording or filing fees with respect thereto, any such taxes and fees shall be the responsibility of Principal Shareholder. Neither party shall initiate the payment of such taxes or fees unless advised to do so by its financial or legal counsel, or as required by a regulatory authority of competent jurisdiction.

          5.9     Other Offers.  (a) From the date hereof until the earlier of
                  ------------
(i) such time, if any, as Parent gives written notice by a duly authorized officer that it is terminating negotiations with respect to the Merger, and (ii) sixty (60) days after the date a fully executed copy of the Letter of Intent was returned to Bozell, neither ASD, Principal Shareholder, their Affiliates, nor anyone on their behalf, shall, directly or indirectly, solicit, initiate or participate in any way in discussions or negotiations or enter into any agreement with, or provide any information or assistance to, any person, entity or group of persons or entities other than Parent and/or Bozell concerning any acquisition, merger, consolidation, joint venture, partnership, disposition of all or substantially all of the assets of, or similar transaction with, or concerning any direct or indirect equity interest in, ASD or any of its subsidiaries and (b) to promptly (within 24 hours) communicate to Parent the terms of any proposal or inquiry which it may receive in respect of any such transaction, the identity of the party making such proposal or inquiry, and the nature of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it; provided, however, that, without waiving any other provisions of this Section 5.9, ASD and Principal Shareholder shall not be required to disclose to Parent the terms of the first proposal ASD may receive from CKS Group, Inc.


                                   ARTICLE VI

                              COVENANTS OF PARENT

          Parent agrees that:

          6.1     Access to Information.  From the date hereof through the
                  ---------------------
Closing Date, Parent (a) will give ASD and its counsel and other representatives full access to the offices, properties, books and records of Parent relating to Parent's business, (b) will furnish to ASD and its counsel and other representatives such information relating to its business as such Persons may reasonably request and (c) will instruct the employees, counsel and representatives of Parent to cooperate with ASD in its investigation of Parent's business; provided that no investigation pursuant to this Section (or any
          --------
investigation prior to the date hereof) shall affect any representation or warranty given by Parent; and provided further that any investigation pursuant
                              ----------------
to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Parent. ASD will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Parent or the Business provided to it pursuant to this Section 6.1.


                                  ARTICLE VII

                        COVENANTS OF ALL PARTIES HERETO

          The parties hereto agree that:

          7.1     Best Efforts; Further Assurances.    Subject to the terms and
                  --------------------------------
conditions of this Agreement, each party will use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. The parties hereto each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

          7.2     Public Announcements.  The parties agree that any press
                  --------------------
release or other public statement with respect to this Agreement or the transactions contemplated hereby shall be as agreed upon in writing in advance thereof by Parent and ASD, except where such release or statement is required by law.

          7.3     Best Efforts to Obtain Consents.  ASD hereby agrees to use its
                  -------------------------------
commercially reasonable best efforts to
obtain each ASD Consent, and Parent and Subsidiary hereby agrees to use its best efforts to obtain each Parent and Subsidiary Consent, in each case as promptly as practicable hereafter.


                                  ARTICLE VIII

                             CONDITIONS TO CLOSING

          8.1     Conditions to the Obligations of Parent, Subsidiary, ASD and
                  ------------------------------------------------------------
Principal Shareholder.  The obligations of Parent, Subsidiary, ASD and Principal
- ---------------------
Shareholder to consummate the Closing are subject to the satisfaction of the following conditions: no provision of any applicable law or regulation, and no judgment, injunction, order or decree shall prohibit the consummation of the Closing, and there shall not be pending any proceeding brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

          8.2     Conditions to the Obligations of Parent and Subsidiary.  The
                  ------------------------------------------------------
obligation of Parent and Subsidiary to consummate the Closing is subject to the satisfaction of the following further conditions:

                 (a)    Performance of Obligations, Etc.  (i) ASD and Principal
                        --------------------------------
Shareholder shall have performed in all material respects all of their obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of ASD and Principal Shareholder contained in this Agreement and in any certificate or other writing delivered by ASD and Principal Shareholder pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true at and as of the Closing Date, as if made at and as of such date with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) no Material Adverse Change shall have occurred since the date of this Agreement, (iv) no material changes in the manner in which ASD conducts business shall have occurred since the date of this Agreement, and (v) Parent shall have received a certificate signed by the President of ASD and Principal Shareholder to the effect set forth in clauses (i) through (v) of this Section 8.2(a).

                (b)     Court Orders.  No court, arbitrator or governmental
                        ------------
body, agency or official shall have issued any order, or have pending before it a proceeding for the issuance of any order, and there shall not be any law, statute, rule or regulation, restraining or prohibiting the consummation of the Merger.

                (c)     Existence and Authorization. Parent shall have received
                        ---------------------------
all documents it may reasonably request relating to the existence of ASD and the authority of ASD for this Agreement, all in form and substance reasonably satisfactory to Parent, including, without limitation, (i) a copy of the Articles of Incorporation of ASD certified as of a recent date by the Secretary of State of its jurisdiction of organization, (ii) copies of ASD's bylaws as effective on the date hereof, (iii) copies of resolutions duly adopted by the Board of Directors of ASD authorizing this Agreement, the Agreement of Merger and the other ASD Documents and the transactions contemplated hereby and thereby, (iv) copies of resolutions adopted by the unanimous vote or consent of ASD's shareholders authorizing this Agreement, the Agreement of Merger and the transactions contemplated hereby and thereby, (v) a certificate of the Secretary of ASD certifying as to signatures of the officer(s) executing this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary, and (vi) a recent good standing certificate regarding ASD from the office of the Secretary of State of the State of California.

                (d)    Satisfactory Review.  Parent and Bozell shall be fully
                       -------------------
satisfied, in their sole discretion which shall be exercised in good faith, with the results of their and their representatives' review of ASD and its business (including, without limitation, any review of the assets, financial condition, and prospects of ASD's business and the resolution of any client conflicts), provided that no such review shall affect any representation or warranty of ASD
- --------
given hereunder or in any agreement related to the transactions contemplated hereby.

                (e)    Parent and Subsidiary Consents. Parent and Subsidiary
                       ------------------------------
shall have received all Parent and Subsidiary Consents, in form and substance reasonably satisfactory to them, and no such Parent and Subsidiary Consent shall have been revoked, and Parent and Subsidiary shall have received all necessary corporate approvals of Parent, Subsidiary and its Affiliates.

                (f)    Employment Agreements. Each of Rea B. Callender and Mary
                       ---------------------
Malone shall have executed and delivered to Parent an Employment Agreement substantially in the forms of Exhibits D-1 and D-2, respectively, hereto.

                (g)    Non-Competition Agreements.  Each of Rea B. Callender
                       --------------------------
and Mary Malone shall have executed and
delivered to Parent a Non-Competition Agreement substantially in the form of Exhibit E hereto.

                (h)    Loans to Related Parties. Except for normal travel and
                       ------------------------
expense advances to employees not exceeding One Hundred Dollars ($100) individually or One Thousand Dollars ($1,000) in the aggregate, all loans and advances by ASD to officers, shareholders and employees, and their Affiliates shall have been repaid in full.

                (i)    ASD Consents. Parent shall have received all ASD
                       ------------
Consents, in form and substance reasonably satisfactory to Parent, and no such ASD Consent shall have been revoked.

                (j)    Release of Liens. ASD shall have delivered to Parent
                       ----------------
documents satisfactory to Parent to evidence the release of all Liens on any portion of its assets and the filing of appropriate UCC Termination Statements.

                (k)    Employee Benefit Plans.  Parent shall have received
                       ----------------------
satisfactory evidence that (i) all of ASD's Pension Plans, programs and arrangements have been terminated on terms and conditions reasonably satisfactory to Parent, and (ii) all benefits payable under such plans, programs and arrangements have been paid.

                (l)     Remediation.   All remediation of environmental
                        -----------
contamination or conditions set forth on Schedule 3.22 shall have been completed or provided for to the satisfaction of Parent.

                (m)     Securities Laws.
                        ---------------

                        (1) Parent shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue Parent Stock pursuant to Section 2.1(d).

                        (2) Parent shall have received from each shareholder of ASD, an executed certificate in the form of Exhibit F hereto, setting forth certain matters relating to the issuance of Parent Stock to such shareholders.

                (n)    Shareholder Vote. The holders of the issued and
                       ----------------
outstanding shares of ASD Stock shall have unanimously approved the Merger.

                (o)    Pledge of Stock. Principal Shareholder shall have
                       ---------------
delivered to Parent a Pledge Agreement in the form of Exhibit G hereto, pursuant to which he shall pledge all of his shares of Parent Stock as security for his obligations to Parent under Section 9.2.

                (p)    Opinion.  Parent and Subsidiary shall have received an
                       -------
opinion of counsel to ASD and Principal Shareholder, in form and substance satisfactory to Parent and Subsidiary.

        8.3     Conditions to Obligation of ASD and Principal
                ---------------------------------------------
Shareholder.
- -----------

                (a)    Performance of Obligations.  The obligation of ASD and
                       --------------------------
Principal Shareholder to consummate the Closing is subject to the satisfaction of the following further conditions: (i) Parent and Subsidiary shall have performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Closing Date, (ii) the representations and warranties of Parent and Subsidiary contained in this Agreement and in any certificate or other writing delivered by Parent and Subsidiary pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) ASD shall have received a certificate signed by an officer of Parent and an officer of Subsidiary to the foregoing effect.

                (b)    Registration Rights. Parent shall have executed and
                       -------------------
delivered a Registration Rights Agreement for the benefit of all of the shareholders of ASD in the form of Exhibit H hereto.

                (c)    Opinion. ASD and Principal Shareholder shall have
                       -------
received an opinion of counsel to Parent and Subsidiary in form and substance satisfactory to ASD and Principal Shareholder.

                (d)    Employment Agreements.  Parent shall have executed and
                       ---------------------
delivered to each of Rea B. Callender and Mary Malone an Employment Agreement substantially in the form of Exhibits D-1 and D-2, respectively, thereto.


                                   ARTICLE IX

                SURVIVAL; INDEMNIFICATION; TERMINATION; RELEASE

        9.1     Survival.
                --------

                (a) Each representation, warranty, covenant and agreement of Principal Shareholder contained in this Agreement or in any of the ASD Documents shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on the second anniversary of the Closing Date, except that, (i) the representations and warranties of the Principal Shareholder contained in Section 3.21 shall terminate and expire ninety (90) days after the expiration of the statute of limitations applicable to claims by third parties against Parent, Subsidiary or their Affiliates, in respect of the matter or matters which are the subject of said representations and warranties,
(ii) the representations and warranties of the Principal Shareholder contained in Section 3.22 shall terminate and expire on the third anniversary of the Closing Date, and (iii) the representations and warranties of the Principal Shareholder contained in Sections 3.5 and 3.10 shall survive the execution and delivery of this Agreement and the Closing and shall not terminate or expire. Notwithstanding anything else contained in this Section 9.1(a), the representations and warranties referenced in Sections 9.1(a)(i) and (ii) shall not terminate and expire if, on or before the termination and expiration date provided for therein, Parent, Subsidiary or any of their Affiliates has delivered to Principal Shareholder a written notice of a claim with respect to such representations and warranties.

                (b) Each representation, warranty, covenant and agreement of Parent and Subsidiary contained in this Agreement or in any of the Parent and Subsidiary Documents shall terminate as of the Closing.

        9.2     Indemnification.
                ---------------

                (a) Principal Shareholder and, prior to (but not after the Closing), ASD jointly and severally with Principal Shareholder, shall indemnify Parent, Subsidiary and their Affiliates against, and shall hold each of them harmless from, any and all cost, claims, damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, "Loss") incurred or suffered by Parent, Subsidiary or any of their Affiliates arising out of any misrepresentation or breach, or any allegation thereof, of any representation, warranty, covenant or agreement made or to be performed by ASD or Principal Shareholder pursuant to this Agreement; provided, however, that Principal Shareholder shall only be required to indemnify Parent, Subsidiary and their Affiliates if, on a cumulative and aggregate basis, the amount of Loss incurred by Parent, Subsidiary and their Affiliates exceeds the amount of One Hundred Thousand Dollars ($100,000). However, if the cumulative and aggregate amount of such Loss exceeds One Hundred Thousand Dollars ($100,000), all of the Loss shall be subject to indemnification hereunder by Principal Shareholder.

                (b) Parent shall indemnify ASD and Principal Shareholder against, and shall hold them or any of their Affiliates harmless from, any and all Loss incurred or suffered by Principal Shareholder, ASD or any of their Affiliates arising out of any misrepresentation or breach of representation, warranty, covenant or agreement made or to be performed by Parent or Subsidiary pursuant to this Agreement.

                (c) Parent shall indemnify Principal Shareholder against, and shall hold him harmless from, any and all Loss incurred or suffered by him arising out of any real property lease to which ASD is a party which is guaranteed by Principal Shareholder as of the date hereof, to the extent such lease is assumed by Parent or Subsidiary.

        9.3     Procedures.  The party seeking indemnification under Section
                ----------
9.2 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section 9.2; provided that the failure to give such notice shall not limit the Indemnified Party's right to indemnification hereunder except to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 9.2 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder; provided, however, that consent to settlement shall not be unreasonably withheld. In any such suit, action or proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) the Indemnifying Party has failed to assume the defense of such suit, action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, or (iii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in any which case, if the Indemnified Party notifies the Indemnifying Party in writing that the Indemnified Party elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such suit, action or proceeding on behalf of the Indemnified Party. The Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all the Indemnified Parties.

          9.4     Release.  In consideration of the issuance of shares of Parent
                  -------
Stock and other consideration to Principal Shareholder at the Closing, effective as of the Effective Time, Principal Shareholder shall release and discharge ASD, Parent, Subsidiary and their Affiliates, and each of their respective shareholders, officers, directors, employees, agents and attorneys, from any and all claims, contentions, demands, causes of action at law or in equity, debts, liens, agreements, notes, obligations or liabilities of any nature, character or description whatsoever, whether known or unknown, which Principal Shareholder may now or hereafter have against ASD by reason of any matter, event, thing or state of facts occurring, arising, done, omitted or suffered to be done prior to the Effective Time.

          Principal Shareholder hereby acknowledges and represents that he has been advised by his attorney of record, and is familiar with, Section 1542 of the Civil Code of the State of California, which presently provides as follows:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

          Principal Shareholder hereby waives and relinquishes any and all rights and benefits under Section 1542 of the Civil Code as now worded and as it may from time to time hereafter be amended.

          It is understood by Principal Shareholder that the facts in respect of which this release is given may hereafter turn out to be other than or different from the facts in that connection known or believed to be true. Principal Shareholder therefore expressly assumes the risk of the facts turning out to be so different and agrees that the foregoing release shall be in all respects effective and not subject to termination or rescission by any such difference in facts.

          9.5     Grounds for Termination.  This Agreement and any obligations
                  -----------------------
of the parties under the Letter of Intent may be terminated at any time prior to the Closing:

                 (a)    by mutual written agreement of the parties hereto;

                 (b) by either ASD or Parent if the Closing shall not have been consummated on or before 5:00 p.m. in Los Angeles, California on July 15, 1996 or such other time and/or date as the parties shall mutually agree to (except that no such right of termination shall be available to a party whose own breach of warranty or covenant hereunder prevents consummation of the Closing on or before such date); or

                 (c) by either ASD or Parent if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

          The party desiring to terminate this Agreement pursuant to clause (ii) or (iii) shall give notice of such termination to the other party.

          9.6     Effect of Termination.  Any termination of this Agreement
                  ---------------------
pursuant to Section 9.5 shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that any such
                                                  --------
termination shall not relieve such party from liability for any failure to perform its obligations under this Agreement. The provisions of Section 10.3 shall survive any termination hereof pursuant to Section 9.5.


                                   ARTICLE X

                                  ARBITRATION

          If at any time after the Effective Time there is any claim or controversy between the parties relating to or arising from this Agreement, the parties shall each designate a senior officer to meet with the designated senior officer of the other and shall use their best efforts to settle such dispute.
If such senior officers fail to settle the dispute within fourteen (14) days after first conferring or if any party refuses to so meet, the dispute shall be submitted as final and binding arbitration to the American Arbitration Association in accordance with its Commercial Arbitration Rules, to be held in the City of Los Angeles, State of California. There shall be three arbitrators, one to be chosen directly by each party at will, and the third arbitrator to be selected by the two arbitrators so chosen. The parties shall be permitted to take such discovery as the arbitrators deem reasonable and, in addition to all other powers, the arbitrators shall have the power to grant preliminary and permanent injunctive relief. Any order, decision or award made by the arbitrators shall be enforceable by any court of competent jurisdiction.


                                   ARTICLE XI

                                 MISCELLANEOUS

          11.1     Notices.  All notices, requests and other communications to
                   -------
any party hereunder shall be in writing and shall be given to such party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereinafter specify by notice to each other party hereto:

          if to Parent, to:

               Poppe Tyson, Inc.
               40 West 23rd Street
               New York, New York  10010
               Attention:  Steven M. Blondy
                           Chief Financial Officer
               Telecopy:   (212) 727-5662

               with a copy to:

               Loeb & Loeb LLP
               1000 Wilshire Boulevard, Suite 1800
               Los Angeles, California  90017
               Attention:  Robert S. Barry, Jr., Esq.
               Telecopy:   (213) 688-3460

          if to ASD:

               1900 Embarcadero Road
               Suite 110
               Palo Alto, California  94303
               Attention:  Rea B. Callender
                           President
               Telecopy:   (415) 424-8453
               with a copy to:

               Ritchey, Fischer, Whitman & Klein
               1717 Embarcadero Road
               Palo Alto, California  94303
               Attention:  Lawrence Klein, Esq.
               Telecopy:    (415) 857-1288

Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified herein and the appropriate answerback is received or, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, properly addressed or, (iii) if given by any other means, when delivered at the address specified herein.

        11.2   Amendments; No Waivers.
               ----------------------

              (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

              (b) No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        11.3   Expenses.  Except as otherwise provided herein, all costs and
               --------
expenses incurred by ASD and Principal Shareholder in connection with this Agreement shall be paid by ASD and all costs and expenses incurred by Parent and Subsidiary in connection with this Agreement shall be paid by Bozell.

        11.4   Successors and Assigns.  The provisions of this Agreement
               ----------------------
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that ASD may not assign, delegate or
                                   --------
otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Parent.

        11.5   Governing Law.  This Agreement shall be construed in
               -------------
accordance with and governed by the laws of the

State of California, without giving effect to the conflict of laws principles thereof.

          11.6     Counterparts; Effectiveness.  This Agreement may be signed in
                   ---------------------------
any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          11.7     Entire Agreement.  In addition to the Confidentiality
                   ----------------
Agreement, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement, including without limitation, the Letter of Intent. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          11.8     Severability.  If any one or more provisions of this
                   ------------
Agreement shall, for any reasons, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

          11.9     Captions.  The captions herein are included for convenience
                   --------
of reference only and shall be ignored in the construction or interpretation hereof.

          11.10    Attorneys' Fees.  In the event of any litigation or legal
                   ---------------
proceedings (including arbitration) between the parties hereto, the nonprevailing party shall pay the expenses, including reasonable attorneys' fees and court costs, of the prevailing party in connection therewith.

          11.11    Ambiguities.  The parties acknowledge that each party and
                   -----------
its counsel has materially participated in the drafting of this Agreement and consequently the rule of contract interpretation that ambiguities, if any, in the writing be construed against the drafter, shall not apply.

          11.12    No Third Party Rights.  Nothing in this Agreement, whether
                   ---------------------
express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties to it and their respective successors and assigns, nor is anything in this

Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party to this Agreement, nor shall any provision give any third Persons any right of subrogation or action over against any party to this Agreement.

          IN WITNESS WHEREOF, Parent, Subsidiary and ASD have caused this Agreement to be duly executed by their respective authorized officers or representatives, and Principal Shareholder has duly executed this Agreement, as of the day and year first above written.

                                        POPPE TYSON, INC.,
                                        a Delaware corporation


                                        By:
                                            -----------------------------------
                                            Steven M. Blondy
                                            Executive Vice President
                                            of Finance and Administration


                                        ANIMATED SYSTEMS & DESIGN, INC.,
                                        a Delaware corporation

                                        By:
                                            ------------------------------------
                                             Steven M. Blondy
                                             Secretary and Treasurer



                                        ANIMATED SYSTEMS & DESIGN, INC.,
                                        a California corporation


                                        By:
                                           ------------------------------------
                                            Rea B. Callender,
                                            President


                                        ---------------------------------------
                                        Rea B. Callender

          The undersigned, Bozell, Jacobs, Kenyon & Eckhardt, Inc. acknowledges the provisions of Section 10.3 of the foregoing Agreement and, to the extent they require it to perform any obligation, hereby agrees to perform the same.

                                        BOZELL, JACOBS, KENYON & ECKHARDT, INC.


                                        By:  ______________________________
                                        Name:  ____________________
                                        Title:  ____________________

                                       52